Exhibit 99.1

EMPIRE STATE REALTY TRUST ANNOUNCES SECOND QUARTER 2019 RESULTS

- Earnings of $0.06 Per Fully Diluted Share -

- Core FFO of $0.22 Per Fully Diluted Share -

- Leased 261,052 Square Feet of Office and Retail Space -

New York, New York, July 24, 2019—Empire State Realty Trust, Inc. (NYSE: ESRT) (the “Company”), a real estate investment trust with office and retail properties in Manhattan and the greater New York metropolitan area, today reported its operational and financial results for the second quarter of 2019.

“Tenants continue to be attracted to our well-located, amenity-rich office buildings and during the second quarter, we leased approximately 261,000 square feet of office and retail space. In aggregate for the quarter, we delivered strong cash rent spreads of 22.2% on new Manhattan office leases and 12.2% on all leases portfolio-wide over previous fully escalated cash rents,” stated John B. Kessler, Empire State Realty Trust’s President and Chief Operating Officer.

“Year-to-date, Observatory revenue adjusted for the closure of the 102nd floor observation deck was roughly flat due to improved pricing, offset by lower visitation, primarily due to 24 bad weather days in the second quarter,” added Kessler. “We are excited to open phase 2 of our Observatory redevelopment, the 2nd floor galleries, at the end of July. We remain well positioned, with a fortress balance sheet and deep bench of talent, as we continue to execute on our long-term strategy to consolidate, redevelop and re-lease space to larger, higher credit quality tenants at higher rents and create long-term value for shareholders.”

Second Quarter Highlights

•	Net income attributable to the Company was $0.06 per fully diluted share.

•	Core Funds From Operations (“Core FFO”) was $0.22 per fully diluted share.

•	Occupancy and leased percentages at June 30, 2019:

•	Total portfolio was 90.2% occupied; including Signed Leases Not Commenced (“SLNC”), the total portfolio was 92.2% leased.

•	Manhattan office portfolio (excluding the retail component of these properties) was 90.7% occupied; including SLNC, the Manhattan office portfolio was 93.0% leased.

•	Retail portfolio was 90.5% occupied; including SLNC, the retail portfolio was 92.3% leased.

•	Empire State Building was 93.5% occupied; including SLNC, was 95.2% leased.

•

Signed 55 leases, representing 261,052 rentable square feet across the total portfolio, and achieved a 12.2% increase in mark-to-market cash rent over previous fully escalated cash rents portfolio-wide on new, renewal, and expansion leases.

•

Signed 22 new leases, representing 119,235 rentable square feet for the Manhattan office portfolio (excluding the retail component of these properties), and achieved an increase of 22.2% in mark-to-market cash rent over previous fully escalated cash rents.

•

Empire State Building Observatory revenue for the second quarter 2019 decreased by 6.6% to $32.9 million from $35.2 million in the second quarter 2018. Net operating income for the second quarter 2019 decreased by 10.9% to $24.5 million from $27.5 million in the second quarter 2018. As a reminder, the 102nd floor observation deck was closed in the second quarter 2019.

•	Declared a dividend of $0.105 per share.

Financial Results for the Second Quarter 2019

Net income attributable to common stockholders was $11.1 million, or $0.06 per fully diluted share, compared to $16.7 million, or $0.10 per fully diluted share, in the second quarter of 2018.

Core FFO was $64.5 million, or $0.22 per fully diluted share, compared to $71.0 million, or $0.24 per fully diluted share, in the second quarter of 2018.

Modified FFO was $64.5 million, or $0.22 per fully diluted share, compared to $71.0 million, or $0.24 per fully diluted share, in the second quarter of 2018.

FFO was $62.5 million, or $0.21 per fully diluted share, compared to $69.0 million, or $0.23 per fully diluted share, in the second quarter of 2018.

A reconciliation of net income to FFO, Modified FFO and Core FFO is provided in the tables accompanying this press release.

Financial Results for the Six Months Ended June 30, 2019

Net income attributable to common stockholders was $16.8 million, or $0.09 per fully diluted share, compared to $26.4 million, or $0.16 per fully diluted share, in the six months ended June 30, 2018.

Core FFO was $121.1 million, or $0.41 per fully diluted share, compared to $130.2 million, or $0.44 per fully diluted share, in the six months ended June 30, 2018.

Modified FFO was $121.1 million, or $0.41 per fully diluted share, compared to $130.2 million, or $0.44 per fully diluted share, in the six months ended June 30, 2018.

FFO was $117.2 million, or $0.39 per fully diluted share, compared to $126.3 million, or $0.43 per fully diluted share, in the six months ended June 30, 2018.

Portfolio Operations

As of June 30, 2019, the Company’s total portfolio contained 10.1 million rentable square feet of office and retail space. The Company’s occupancy levels fluctuate in certain periods due to the timing lag between the date of tenants’ move out and the date of Company’s completion of redevelopment work for new leases to commence. As of June 30, 2019, the Company’s portfolio was occupied and leased as shown below. Leased percentages include signed leases not commenced.

	June 30, 2019	March 31, 2019	June 30, 2018
Percent occupied:
Total portfolio	90.2%	88.8%	88.4%
Total office	90.1%	88.6%	88.4%
Manhattan office	90.7%	88.9%	88.3%
Empire State Building	93.5%	92.9%	92.9%
Retail	90.5%	90.7%	88.3%
Percent leased:
Total portfolio	92.2%	91.5%	91.4%
Total office	92.2%	91.4%	91.4%
Manhattan office	93.0%	92.2%	91.9%
Empire State Building	95.2%	94.1%	94.6%
Retail	92.3%	92.3%	91.1%

Leasing

For the three months ended June 30, 2019, the Company signed 55 new, renewal, and expansion leases within the total portfolio, comprising 261,052 rentable square feet with an average starting rental rate of $61.25 per rentable square foot, representing an increase of 12.2% over the previous fully escalated cash rent.

On a blended basis, the 38 new, renewal, and expansion office leases, comprising 175,446 rentable square feet signed within the Manhattan office portfolio during the second quarter, had an average starting rental rate of $64.21 per rentable square foot, representing an increase of 18.7% over the previous fully escalated cash rent.

Leases Signed in the Second Quarter 2019 for the Manhattan Office Portfolio

•

22 new leases, comprising 119,235 rentable square feet, with an average starting rental rate of $65.08 per rentable square foot, representing an increase of 22.2% over the previous fully escalated cash rent, and

•

16 renewal leases, comprising 56,211 rentable square feet, with an average starting rental rate of $62.37 per rentable square foot, representing an increase of 11.6% over the previous fully escalated cash rent.

Significant Leases Executed During the Second Quarter 2019

•	At 111 West 33rd Street, the Company signed a new lease totaling 26,134 rentable square feet with The Interpublic Group of Companies, Inc. for a term of 5.5 years.

•	At 111 West 33rd Street, the Company signed a new lease totaling 20,962 rentable square feet with L’Occitane, Inc. for a term of 10.5 years.

Observatory

Observatory revenue for the second quarter 2019 declined 6.6% compared to the second quarter 2018 driven by the closure of the 102nd floor observation deck as part of the Observatory upgrade program and a visitation decline, partially offset by improved pricing and the timing of the Easter holiday week. As set forth in the chart below, excluding the second quarter 2018 102nd floor revenue, year-over-year revenue would have increased 2.3%.

Second Quarter Observatory Results

(dollars in thousands)	2019	2018	Percent Change
Observatory revenue	$32,895	$35,201	(6.6%	)
Less: 102nd floor revenue	—	(3,041)	—

Observatory revenue excluding 102nd floor	$32,895	$32,160	2.3%

Number of visitors	968,000	1,049,000	(7.7%	)
Bad weather days	24	11

In the second quarter 2019 there were more bad weather days compared to the second quarter 2018 which offset the benefit from the Easter holiday shift. The 24 bad weather days in the second quarter 2019 were the highest number of bad weather days reported in the second quarter since 2013 and were concentrated in the seasonally busier months of May and June. The Company estimates that 2019 bad weather days resulted in approximately 67,000 fewer visitors than in the prior year period. As a reminder, in 2018, the Easter holiday week was split between the first and second quarters, versus 2019, when the Easter holiday week was entirely in the second quarter. The Company estimates the Easter holiday shift provided a benefit of approximately 20,000 visitors and other factors resulted in 34,000 fewer visitors.

First Half Observatory Results

Observatory revenue for the first half of 2019 declined 5.3% compared to the first half of 2018 driven by the closure of the 102nd floor observation deck as part of the Observatory upgrade program and a visitation decline, partially offset by improved pricing. As set forth in the chart below, excluding the 102nd floor revenue, year-over-year revenue growth in the first half of 2019 would have been approximately flat. In the first half of 2019 there were more bad weather days compared to the first half of 2018.

(dollars in thousands)	2019	2018	Percent Change
Observatory revenue	$53,464	$56,450	(5.3%	)
Less: 102nd floor revenue	(180)	(3,124)	—

Observatory revenue excluding 102nd floor	$53,284	$53,326	(0.1%	)

Number of visitors	1,569,000	1,693,000	(7.3%	)
Bad weather days	39	26

The Company continues its work on the 102nd floor component of its Observatory upgrade program and the 102nd floor Observatory is currently expected to remain closed through September 2019 during the upgrade.

Balance Sheet

At June 30, 2019, there was no outstanding balance under the Company’s $1.1 billion unsecured revolving credit facility, and the Company’s $265 million term loan facility was fully drawn. The facilities have an accordion feature allowing for an increase in the maximum aggregate principal balance to $1.75 billion under certain circumstances. The Company held cash, cash equivalents and short-term investments of $525.3 million at June 30, 2019.

As of June 30, 2019, the Company had total debt outstanding of approximately $1.9 billion, with a weighted average interest rate of 3.84% per annum, and a weighted average term to maturity of 7.6 years. None of the Company’s outstanding debt is subject to variable interest rates. At June 30, 2019, the Company’s consolidated net debt to total market capitalization was approximately 23.6% and consolidated net debt to EBITDA was 3.9x.

Dividend

On June 28, 2019, the Company paid a dividend of $0.105 per share for the second quarter 2019 to holders of the Company’s Class A common stock (NYSE: ESRT) and Class B common stock and to holders of the operating partnership’s Series ES, Series 250 and Series 60 operating partnership units (NYSE Arca: ESBA, FISK and OGCP, respectively) and Series PR operating partnership units. The Company paid a dividend of $0.15 per unit for the second quarter 2019 to holders of the operating partnership’s private perpetual preferred units.

Webcast and Conference Call Details

Empire State Realty Trust, Inc. will host a webcast and conference call, open to the general public, on Thursday, July 25, 2019 at 8:30 am Eastern time.

The webcast will be accessible in the “Investors” section of the Company’s website at www.empirestaterealtytrust.com. To listen to the live webcast, go to the site at least five minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.

The conference call can also be accessed by dialing 1-877-407-3982 for domestic callers or 1-201-493-6780 for international callers. A dial-in replay will be available starting shortly after the call until August 1, 2019, which can be accessed by dialing 1-844-512-2921 for domestic callers or 1-412-317-6671 for international callers. The passcode for this dial-in replay is 13691962.

The Supplemental Report will be available prior to the conference call in the “Investors” section of the Company’s website at www.empirestaterealtytrust.com.

About Empire State Realty Trust

Empire State Realty Trust, Inc. (NYSE: ESRT), a leading real estate investment trust (REIT), owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building, the world’s most famous building. Headquartered in New York, New York, the Company’s office and retail portfolio covers 10.1 million rentable square feet, as of June 30, 2019, consisting of 9.4 million rentable square feet in 14 office properties, including nine in Manhattan, three in Fairfield County, Connecticut, and two in Westchester County, New York; and approximately 700,000 rentable square feet in the retail portfolio.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of the federal securities laws. Forward-looking statements may be identified by the use of words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: changes in our industry, the real estate markets, either nationally or in Manhattan or the greater New York metropolitan area; resolution of legal proceedings involving the company; reduced demand for office or retail space; general volatility of the capital and credit markets and the market price of our Class A common stock and our publicly-traded operating partnership units; changes in our business strategy; changes in technology and market competition which affect utilization of our broadcast or other facilities; changes in domestic or international tourism, including geopolitical events and currency exchange rates; defaults on, early terminations of, or non-renewal of, leases by tenants; fluctuations in interest rates; declining real estate valuations and impairment charges; termination or expiration of our ground leases; our failure to obtain or maintain necessary outside financing, including our unsecured revolving credit facility and term loan facility; our leverage; decreased rental rates or increased vacancy rates; our failure to redevelop and reposition properties, or to execute any newly planned capital project, successfully or on the anticipated timeline or at the anticipated costs; difficulties in identifying properties to acquire and completing acquisitions; risks of real estate development (including our Metro Tower development site) and capital projects, including the cost of construction delays and cost overruns; impact of changes in governmental regulations, tax laws and rates and similar matters; and our failure to qualify as a real estate investment trust, or REIT. For a further discussion of these and other factors that could impact the Company’s future results, performance or transactions, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to update or revise publicly any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events, or other changes after the date of this press release, except as required by applicable law. Prospective investors should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company (or to third parties making the forward-looking statements).

Contact:

Investors

Empire State Realty Trust Investor Relations

(212) 850-2678

IR@empirestaterealtytrust.com

Media

Sard Verbinnen & Co.

(212) 687-8080

Empire State Realty Trust, Inc.

Condensed Consolidated Statements of Income

(unaudited and amounts in thousands, except per share data)

	Three Months Ended June 30,
	2019	2018
Revenues
Rental revenue (1)	$141,071	$124,038
Tenant expense reimbursement (1)	—	16,205
Observatory revenue	32,895	35,201
Lease termination fees	363	357
Third-party management and other fees	331	376
Other revenue and fees	1,584	2,352

Total revenues	176,244	178,529
Operating expenses
Property operating expenses	40,227	39,418
Ground rent expenses	2,332	2,332
General and administrative expenses	15,998	13,225
Observatory expenses	8,360	7,678
Real estate taxes	28,267	26,743
Depreciation and amortization	44,821	39,468

Total operating expenses	140,005	128,864
Total operating income	36,239	49,665
Other income (expense):
Interest income	3,899	2,499
Interest expense	(20,597)	(20,525)

Income before income taxes	19,541	31,639
Income tax expense	(611)	(1,455)

Net income	18,930	30,184
Preferred unit distributions	(234)	(234)
Net income attributable to non-controlling interests	(7,609)	(13,299)

Net income attributable to common stockholders	$11,087	$16,651

Total weighted average shares
Basic	176,796	165,256

Diluted	298,131	297,244

Net income per share attributable to common stockholders
Basic	$0.06	$0.10

Diluted	$0.06	$0.10

Note:

(1)

The Company adopted Financial Accounting Standards Board Topic 842 using the modified retrospective approach as of January 1, 2019 and elected to apply the transition provisions of the standard at adoption. As such, the prior period amounts presented under ASC 840 were not restated to conform with the 2019 presentation. The Company adopted the practical expedient in Topic 842, which allowed the Company to avoid separating lease and non-lease rental income. Consequently, all rental income earned pursuant to tenant leases in 2019 is reflected as one category, “Rental Revenue,” in the 2019 consolidated statements of income. The billed tenant expense reimbursement was $15.9 million for the three months ended June 30, 2019.

In connection with the adoption of Topic 842, beginning in 2019, we expensed certain leasing costs that were previously capitalized. Had we adopted in 2018, we would have expensed in general and administrative expenses an additional $1.2 million of such costs in the second quarter 2018.

Empire State Realty Trust, Inc.

Condensed Consolidated Statements of Income

(unaudited and amounts in thousands, except per share data)

	Six Months Ended June 30,
	2019	2018
Revenues
Rental revenue (1)	$284,488	$246,349
Tenant expense reimbursement (1)	—	33,999
Observatory revenue	53,464	56,450
Lease termination fees	751	979
Third-party management and other fees	651	839
Other revenue and fees	4,183	7,184

Total revenues	343,537	345,800
Operating expenses
Property operating expenses	83,182	83,603
Ground rent expenses	4,663	4,663
General and administrative expenses	30,024	25,853
Observatory expenses	15,935	15,014
Real estate taxes	56,499	53,487
Depreciation and amortization	90,919	79,351

Total operating expenses	281,222	261,971
Total operating income	62,315	83,829
Other income (expense):
Interest income	7,638	3,724
Interest expense	(41,286)	(38,116)

Income before income taxes	28,667	49,437
Income tax benefit (expense)	119	(1,195)

Net income	28,786	48,242
Preferred unit distributions	(468)	(468)
Net income attributable to non-controlling interests	(11,554)	(21,355)

Net income attributable to common stockholders	$16,764	$26,419

Total weighted average shares
Basic	176,495	164,311

Diluted	298,100	297,029

Net income per share attributable to common stockholders
Basic	$0.09	$0.16

Diluted	$0.09	$0.16

Note:

(1)

The Company adopted Financial Accounting Standards Board Topic 842 using the modified retrospective approach as of January 1, 2019 and elected to apply the transition provisions of the standard at adoption. As such, the prior period amounts presented under ASC 840 were not restated to conform with the 2019 presentation. The Company adopted the practical expedient in Topic 842, which allowed the Company to avoid separating lease and non-lease rental income. Consequently, all rental income earned pursuant to tenant leases in 2019 is reflected as one category, “Rental Revenue,” in the 2019 consolidated statements of income. The billed tenant expense reimbursement was $32.7 million for the six months ended June 30, 2019.

In connection with the adoption of Topic 842, beginning in 2019, we expensed certain leasing costs that were previously capitalized. Had we adopted in 2018, we would have expensed in general and administrative expenses an additional $2.2 million of such costs in the six months ended June 30, 2018.

Empire State Realty Trust, Inc.

Reconciliation of Net Income to Funds From Operations (“FFO”),

Modified Funds From Operations (“Modified FFO”) and Core Funds From Operations (“Core FFO”)

(unaudited and amounts in thousands, except per share data)

	Three Months Ended June 30,
	2019	2018
Net income	$18,930	$30,184
Preferred unit distributions	(234)	(234)
Real estate depreciation and amortization	43,822	39,049

FFO attributable to common stockholders and non-controlling interests	62,518	68,999
Amortization of below-market ground leases	1,958	1,958

Modified FFO attributable to common stockholders and non-controlling interests	64,476	70,957

Core FFO attributable to common stockholders and non-controlling interests	$64,476	$70,957

Total weighted average shares
Basic	298,131	297,244

Diluted	298,131	297,244

FFO per share
Basic	$0.21	$0.23

Diluted	$0.21	$0.23

Modified FFO per share
Basic	$0.22	$0.24

Diluted	$0.22	$0.24

Core FFO per share
Basic	$0.22	$0.24

Diluted	$0.22	$0.24

Empire State Realty Trust, Inc.

Reconciliation of Net Income to Funds From Operations (“FFO”),

Modified Funds From Operations (“Modified FFO”) and Core Funds From Operations (“Core FFO”)

(unaudited and amounts in thousands, except per share data)

	Six Months Ended June 30,
	2019	2018
Net income	$28,786	$48,242
Preferred unit distributions	(468)	(468)
Real estate depreciation and amortization	88,914	78,517

FFO attributable to common stockholders and non-controlling interests	117,232	126,291
Amortization of below-market ground leases	3,916	3,916

Modified FFO attributable to common stockholders and non-controlling interests	121,148	130,207

Core FFO attributable to common stockholders and non-controlling interests	$121,148	$130,207

Total weighted average shares
Basic	298,100	297,028

Diluted	298,100	297,029

FFO per share
Basic	$0.39	$0.43

Diluted	$0.39	$0.43

Modified FFO per share
Basic	$0.41	$0.44

Diluted	$0.41	$0.44

Core FFO per share
Basic	$0.41	$0.44

Diluted	$0.41	$0.44

Empire State Realty Trust, Inc.

Condensed Consolidated Balance Sheets

(unaudited and amounts in thousands)

	June 30, 2019	December 31, 2018
Assets
Commercial real estate properties, at cost	$2,993,655	$2,884,486
Less: accumulated depreciation	(809,197)	(747,304)

Commercial real estate properties, net	2,184,458	2,137,182
Cash and cash equivalents	375,335	204,981
Restricted cash	38,043	65,832
Short-term investments	150,000	400,000
Tenant and other receivables	31,264	29,437
Deferred rent receivables	209,510	200,903
Prepaid expenses and other assets	60,818	64,345
Deferred costs, net	228,782	241,223
Acquired below market ground leases, net	356,482	360,398
Right of use assets	29,404	—
Goodwill	491,479	491,479

Total assets	$4,155,575	$4,195,780

Liabilities and equity
Mortgage notes payable, net	$607,072	$608,567
Senior unsecured notes, net	1,047,939	1,046,219
Unsecured term loan facility, net	264,394	264,147
Unsecured revolving credit facility	—	—
Accounts payable and accrued expenses	131,842	130,676
Acquired below market leases, net	45,651	52,450
Ground lease liabilities	29,404	—
Deferred revenue and other liabilities	48,858	44,810
Tenants’ security deposits	32,383	57,802

Total liabilities	2,207,543	2,204,671
Total equity	1,948,032	1,991,109

Total liabilities and equity	$4,155,575	$4,195,780